                          SCHEDULE 14A INFORMATION


               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Halliburton Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         [LOGO OF HALLIBURTON COMPANY]

                                                                 March 25, 1999

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company which will be held on Tuesday, May 18, 1999, at 9:00 a.m. in the Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas 75201.

  At the meeting, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders are being asked to elect a Board of Directors of fourteen Directors to serve for the coming year and to ratify the selection of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of the Company for 1999.

  It is very important that your shares are represented and voted at the meeting. Accordingly, please sign, date and return the enclosed proxy card or call the toll-free number indicated in the enclosed telephone voting instructions. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or voted by telephone. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

  The continuing interest of our stockholders in the business of the Company is appreciated and we hope many of you will be able to attend the Annual Meeting.

  Sincerely,


/s/ WILLIAM E. BRADFORD          /s/ DICK CHENEY

    William E. Bradford              Dick Cheney
    Chairman of the Board            Chief Executive Officer

                         [LOGO OF HALLIBURTON COMPANY]

                   Notice of Annual Meeting of Stockholders

                            to be Held May 18, 1999

  The Annual Meeting of Stockholders of HALLIBURTON COMPANY, a Delaware corporation (the "Company"), will be held on Tuesday, May 18, 1999, at 9:00 a.m., in the Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas 75201, to consider and act upon the matters discussed in the attached Proxy Statement as follows:

  1. To elect fourteen (14) Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

  2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of the Company for the year 1999.

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed Monday, March 22, 1999, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof. A Proxy Statement is attached and incorporated herein by reference.

                                           By order of the Board of Directors,

                                                   /s/ SUSAN S. KEITH

                                                     Susan S. Keith
                                              Vice President and Secretary

March 25, 1999

                               ----------------

  Stockholders are urged to vote their shares as promptly as possible by either (1) signing, dating and returning the enclosed proxy card or (2) calling the toll-free number indicated in the enclosed telephone voting instructions.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Halliburton Company (the "Company"). By executing and returning the enclosed proxy or by following the enclosed telephone voting instructions, you authorize the persons named in the proxy to represent you and vote your shares in connection with the matters set forth in the Notice of Annual Meeting.

  If you attend the meeting, you may, of course, vote in person. But, if you are not present, your shares can be voted only if you have returned a properly executed proxy or followed the telephone voting instructions. If you have returned a properly executed proxy or followed the telephone voting instructions, the related shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy or telephone call at any time before the shares are voted at the meeting.

  The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 22, 1999. The Company's Common Stock, par value $2.50, is the only class of capital stock of the Company that is outstanding. As of March 22, 1999, there were 440,337,421 shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at the Company's offices at the address specified below for ten days prior to the Annual Meeting.

  Votes cast by written proxy, telephone or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and for purposes of determining the outcome of such matter.

  In the election of Directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them (whether or not a majority of the shares present), up to the number of Directors to be elected by those shares, will be elected; shares present but not voting will be disregarded (except for quorum purposes) and will have no legal effect.

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held in street name which cannot be voted by a broker on certain matters in the absence of instructions from the beneficial owner of the shares) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the broker has indicated in writing on the proxy that it does not have discretionary authority to vote, however, such shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

  In accordance with the Company's confidential voting policy, no vote of any stockholder, whether by written proxy, telephone or in person, will be disclosed to the officers, Directors or employees of the Company, except (i) as necessary to meet applicable legal requirements and to assert claims for and defend claims against the Company, (ii) when disclosure is voluntarily made or requested by the stockholder, (iii) when stockholders write comments on proxy cards, or (iv) in the event of a proxy solicitation not approved and recommended by the Board of Directors. The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of the Company.

  This Proxy Statement, form of proxy and telephone voting instructions are being sent to stockholders on or about April 5, 1999. The Company's Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 1998 accompanies this Proxy Statement. Such Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated herein by reference.

  The principal executive offices of the Company are located at 3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201-3391.

                             ELECTION OF DIRECTORS

                                   (Item 1)

  Effective as of the consummation of the merger with Dresser Industries, Inc. (the "Dresser Merger") on September 29, 1998 (the "Effective Date"), the number of Directors constituting the Board of Directors of the Company was increased from 10 to 14 and Messrs. William E. Bradford, Lawrence S. Eagleburger, Ray L. Hunt, J. Landis Martin and Jay A. Precourt were elected as Directors. Mr. Dale P. Jones, who served as a Director since 1988, retired from the Board of Directors as of the Effective Date.

  Fourteen Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. All of the fourteen nominees hereinafter named are presently Directors of the Company. It is intended that the Common Stock represented by the proxies, in the absence of instructions to the contrary, will be voted for the election as Directors of the fourteen nominees or, if any such nominee shall be unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors, because of the unavailability of a suitable substitute, reduces the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected.

Information With Respect to Nominees for Director

                ANNE L. ARMSTRONG, 71, Regent, Texas A&M University System;
              Member, Board of Trustees, Center for Strategic and International Studies; Member, National Security Advisory Board, Department of Defense; former Chairman of the President's Foreign Intelligence Advisory Board, 1981-1990; former Ambassador to Great Britain; joined Halliburton Company Board in 1977; Chairman of the Health, Safety and Environment Committee and member of the Management Oversight and the Nominating and Corporate Governance Committees; Director of American Express Company and Boise Cascade Corporation.
[PHOTO OF ARMSTRONG]

                WILLIAM E. BRADFORD, 64, Chairman of the Board of the Company;
              Chairman of the Board of Dresser Industries, Inc., 1996-1998; Chief Executive Officer of Dresser Industries, Inc., 1995-1998; President of Dresser Industries, Inc., 1992-1996; Chief Operating Officer of Dresser Industries, Inc., 1992-1995; President and Chief Executive Officer of Dresser-Rand Company, a 51% joint venture partnership, 1988-1992; Senior Vice President-Operations of Dresser Industries, Inc., 1984-1992; joined Halliburton Company Board in 1998; Director of Ultramar Diamond Shamrock Corporation and Kerr-McGee Corporation.
[PHOTO OF BRADFORD]

                RICHARD B. (DICK) CHENEY, 58, Chief Executive Officer of the
              Company; Chairman of the Board and Chief Executive Officer of the Company, 1997-1998; Chairman of the Board, President and Chief Executive Officer of the Company, 1996-1997; President and Chief Executive Officer of the Company, 1995; Senior Fellow, American Enterprise Institute for Public Policy Research, 1993-1995; United States Secretary of Defense, 1989-1993; Member, United States House of Representatives, 1979-1989; joined Halliburton Company Board in 1995; Director of Union Pacific Corporation, The Procter & Gamble Company and Electronic Data Systems Corporation; Member of the Board of Trustees, American Enterprise Institute for Public Policy Research.
[PHOTO OF CHENEY]

                LORD CLITHEROE, 69, Chairman, The Yorkshire Bank, PLC; Deputy
              Chief Executive, The RTZ Corporation PLC, 1987-1989; Executive Director, The RTZ Corporation PLC, 1968-1987; joined Halliburton Company Board in 1987; Chairman of the Management Oversight Committee and member of the Health, Safety and Environment and the Nominating and Corporate Governance Committees.
[PHOTO OF CLITHEROE]

                ROBERT L. CRANDALL, 63, Chairman Emeritus, AMR
              Corporation/American Airlines, Inc. (engaged primarily in the air transportation business); Chairman, President and Chief Executive Officer, AMR Corporation and Chairman and Chief Executive Officer, American Airlines, Inc. 1985-1998; President, American Airlines, Inc., 1985-1995; joined Halliburton Company Board in 1986; Chairman of the Audit Committee and member of the Compensation and the Management Oversight Committees; Director of MediaOne Group, Inc. and Director and non-executive Chairman of Celestica, Inc.
[PHOTO OF CRANDALL]

                CHARLES J. DIBONA, 67, President and Chief Executive Officer
              (retired), American Petroleum Institute (a major petroleum industry trade association), 1979-1997; joined Halliburton Company Board in 1997; member of the Health, Safety and Environment, the Nominating and Corporate Governance and the Management Oversight Committees; Chairman of the Board of Trustees, Logistics Management Institute.
[PHOTO OF DIBONA]

                LAWRENCE S. EAGLEBURGER, 68, Senior Foreign Policy Advisor,
              Baker, Donelson, Bearman & Caldwell (a Washington, D.C. law firm); Chairman, International Commission on Holocaust Era Insurance Claims; United States Secretary of State, Department of State, 1992-1993; Acting Secretary of State, 1992; Deputy Secretary of State, 1989-1992; joined Halliburton Company Board in 1998; member of the Management Oversight and the Nominating and Corporate Governance Committees; Director of Phillips Petroleum Company, Stimsonite, Universal Corporation and COMSAT.
[PHOTO OF EAGLEBURGER]

                W. R. HOWELL, 63, Chairman Emeritus, J.C. Penney Company, Inc.
              (a major retailer); Chairman of the Board, J.C. Penney Company, Inc., 1983-1996; Chief Executive Officer, J.C. Penney Company, Inc., 1983-1995; joined Halliburton Company Board in 1991; Chairman of the Compensation Committee and member of the Management Oversight and the Audit Committees; Director of Exxon Corporation, Warner-Lambert Company, Bankers Trust Company, Bankers Trust New York Corporation, The Williams Companies, Inc. and Central and South West Corporation.
[PHOTO OF HOWELL]

                RAY L. HUNT, 55, For more than five years, Chairman of the
              Board and Chief Executive Officer, Hunt Oil Company (oil and gas exploration and development); Chairman of the Board, Chief Executive Officer and President, Hunt Consolidated, Inc. and Chairman of the Board, Chief Executive Officer and President, RRH Corporation; joined Halliburton Company Board in 1998; member of the Compensation and the Management Oversight Committees; Director of Electronic Data Systems Corporation, PepsiCo, Inc., Ergo Science Incorporated, Security Capital Group Incorporated and Federal Reserve Bank of Dallas.
[PHOTO OF HUNT]

                DELANO E. LEWIS, 60, President and Chief Executive Officer
              (retired), National Public Radio (produces and distributes original programming and provides support to member stations), 1994-1998; President and Chief Executive Officer, C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, 1990-1993; joined Halliburton Company Board in 1996; member of the Compensation, the Health, Safety and Environment and the Management Oversight Committees; Director of Colgate-Palmolive Company, Eastman Kodak Company, BET Holdings, Inc. and the Poynter Institute.
[PHOTO OF LEWIS]

                J. LANDIS MARTIN, 53, For more than five years, President and
              Chief Executive Officer, NL Industries, Inc. (a manufacturer and marketer of titanium dioxide pigments) and Chairman, Titanium Metals Corporation (an integrated producer of titanium metals); Chief Executive Officer, Titanium Metals Corporation, since 1995; Chairman of the Board and Chief Executive Officer, Baroid Corporation (and its predecessor), acquired by Dresser Industries, Inc. in 1994, 1990-1994; joined Halliburton Company Board in 1998; member of the Audit and the Management Oversight Committees; Director of NL Industries, Inc., Titanium Metals Corporation, Tremont Corporation and Apartment Investment and Management Corporation.
[PHOTO OF MARTIN]

                JAY A. PRECOURT, 61, Chairman of the Board, Wyoming Refining
              Company; Vice Chairman and Chief Executive Officer, Tejas Gas Corporation, 1986-1999; President, Tejas Gas Corporation, 1996-1998; joined Halliburton Company Board in 1998; member of the Health, Safety and Environment and the Management Oversight Committees; Chairman of the Board of Founders Funds, Inc. and Director of the Timken Company.

[PHOTO OF PRECOURT]
                C. J. SILAS, 66, Chairman of the Board and Chief Executive
              Officer (retired), Phillips Petroleum Company (engaged in exploration and production of crude oil, natural gas and natural gas liquids on a worldwide basis, the manufacture of plastics and petrochemicals and other activities), 1985-1994; joined Halliburton Company Board in 1993; member of the Compensation, the Audit and the Management Oversight Committees; Director of Reader's Digest Association, Inc.

[PHOTO OF SILAS]
                RICHARD J. STEGEMEIER, 70, Chairman Emeritus, Unocal
              Corporation (an integrated petroleum company); Chairman of the Board, Unocal Corporation, 1989-1995; Chief Executive Officer, Unocal Corporation, 1988-1994; President, Unocal Corporation, 1985-1992; Chief Operating Officer, Unocal Corporation, 1985-1988; joined Halliburton Company Board in 1994; Chairman of the Nominating and Corporate Governance Committee and member of the Audit and the Management Oversight Committees; Director of Foundation Health Systems, Inc., Northrop Grumman Corporation, Sempra Energy and Montgomery Watson, Inc.
[PHOTO OF STEGEMEIER]

Stock Ownership of Certain Beneficial Owners and Management

  The following table sets forth information with respect to persons or groups who, to the Company's knowledge (based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 1998), own or have the right to acquire more than five percent of the Common Stock of the Company.

                                                          Amount and
                                                          Nature of     Percent
  Name and Address                                        Beneficial      of
  of Beneficial Owner                                     Ownership      Class
  -------------------                                     ----------    -------
FMR Corp. ............................................... 46,213,273(1) 10.511%
 82 Devonshire Street
 Boston, MA 02109
Barrow, Hanley, Mewhinney & Strauss, Inc. ............... 22,045,960(2)   5.00%
 One McKinney Plaza
 3232 McKinney Avenue, 15th Floor
 Dallas, TX 75204-2429

--------
(1) The number of shares reported includes 40,906,307 shares beneficially owned by Fidelity Management & Research Company, 4,628,866 shares owned by Fidelity Management Trust Company and 678,100 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 3,193,666 shares of Common Stock.
(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has sole power to dispose of all such shares, sole power to vote or to direct the vote of 4,169,700 shares and shared power to vote or direct the vote of 17,876,260 shares.

  The following table sets forth, as of March 22, 1999, the amount of Company Common Stock owned beneficially by each Director and nominee for Director, each of the executive officers named in the Summary Compensation Table on page 19 and all Directors, nominees for Director and executive officers as a group.

                                                    Amount and Nature of
                                                    Beneficial Ownership
                                               --------------------------------
                                                             Shared
                                               Sole Voting Voting or
 Name of Beneficial Owner or                   and Invest- Investment  Percent
 Number of Persons in Group                    ment Power   Power(1)   of Class
 ---------------------------                   ----------- ----------  --------
Anne L. Armstrong.............................      4,400                  *
William E. Bradford(3)........................    472,033                  *
Richard B. Cheney(3)..........................    969,667                  *
Lord Clitheroe................................      3,000                  *
Lester L. Coleman(3)..........................    177,104                  *
Robert L. Crandall............................      3,400                  *
Charles J. DiBona.............................        400                  *
Lawrence S. Eagleburger(3)....................      9,756                  *
W. R. Howell..................................      2,300                  *
Ray L. Hunt(3)................................     70,446    52,284(2)     *
Dale P. Jones (3).............................    396,102                  *
David J. Lesar(3).............................    391,782                  *
Ken R. LeSuer(3)..............................    379,228     3,772(2)     *
Delano E. Lewis...............................      1,500                  *
J. Landis Martin(3)...........................     91,145                  *
Jay A. Precourt(3)............................      7,809                  *
C. J. Silas...................................      2,400                  *
Richard J. Stegemeier.........................      2,000     2,000(2)     *
Donald C. Vaughn(3)...........................    193,527                  *
Shares owned by all current Directors,
 nominees for Director and
 executive officers as a group (25
 persons)(3)..................................  3,640,797    58,056        *

--------
 * Less than 1% of shares outstanding.
(1) The Halliburton Stock Fund, an investment fund established under the Halliburton Company Employee Benefit Master Trust to hold Company Common Stock for certain of the Company's profit sharing, retirement and savings plans (the "Plans"), held 3,286,282 shares of Company Common Stock at
    March 12, 1999. Two executive officers not named in the above table have beneficial interests in the Halliburton Stock Fund. Shares of Company Common Stock held in the Halliburton Stock Fund are not allocated to any individual's account and an aggregate 2,218 shares which might be deemed to be beneficially owned as of March 12, 1999 by such unnamed executive officers are not included in the table above. Shares held in the Halliburton Stock Fund are voted by the Trustee, State Street Bank and Trust Company, in accordance with voting instructions from the participants. Under the terms of the Plans, a participant has the right, from time to time, to determine whether up to 15% of his account is invested in the Halliburton Stock Fund or in alternative investments permitted by the Plans. The Trustee, however, determines when sales or purchases are to be made.
    Mr. Martin has a beneficial interest in the NL Industries, Inc. Savings Plan. Shares of Company Common Stock held by that plan are not allocated to any individual's account and, accordingly, 2,373 shares which might be deemed to be beneficially owned by Mr. Martin as of February 18, 1999 are not included in the above table.
(2) Mr. Hunt holds 52,284 shares as the trustee of trusts established for the benefit of his children. Mr. Hunt disclaims beneficial ownership of 17,428 shares owned by another trust established for one of his children as to which he is not the trustee. 3,772 shares are held in joint tenancy by Mr. LeSuer and his wife. Mr. LeSuer and his wife share voting and investment power with respect to such shares. Mr. Stegemeier and his wife hold 2,000 shares as co-trustees of a family trust and share voting and investment power with respect to such shares.
(3) Included in the table are shares of Common Stock that may be purchased pursuant to outstanding stock options (and, in the case of Messrs.
    Bradford and Vaughn, related restricted incentive stock awards under certain Dresser Industries, Inc. stock compensation plans) within 60 days of the date hereof for the following: Mr. Bradford-270,605; Mr. Cheney-726,667; Mr. Coleman-139,334; Mr. Eagleburger-499; Mr. Hunt-499; Mr.
    Jones-320,002; Mr. Lesar-185,336; Mr. LeSuer-303,001; Mr. Martin-499; Mr.
    Precourt-499; Mr. Vaughn-112,429 and five unnamed executive officers-282,168. Until such time as the options are exercised, the aforesaid individuals will neither have voting nor investment power with respect to the underlying shares of Common Stock but only have the right to acquire beneficial ownership thereof through exercise of their respective options.

                             CORPORATE GOVERNANCE

  The Board of Directors believes that the primary responsibility of Directors is to provide effective governance over the Company's affairs for the benefit of its stockholders. That responsibility includes:

  . Evaluating the performance of the Chief Executive Officer and taking appropriate action, including removal, when warranted;

  . Selecting, evaluating and fixing the compensation of senior management of the Company and establishing policies regarding the compensation of other members of management;

  . Reviewing succession plans and management development programs for members of senior management;

  . Reviewing and approving periodically long-term strategic and business plans and monitoring corporate performance against such plans;

  . Adopting policies of corporate conduct, including compliance with applicable laws and regulations and maintenance of accounting, financial and other controls, and reviewing the adequacy of compliance systems and controls;

  .  Evaluating periodically the overall effectiveness of the Board; and

  .  Deciding on matters of corporate governance.

  In 1997, the Board adopted Guidelines to assist it in the exercise of its responsibilities. Effective as of the Dresser Merger, the Guidelines were revised as set forth below in order to reflect the management and organizational changes resulting therefrom. These Guidelines are in addition to and are not intended to change or interpret any Federal or state law or regulation, including the Delaware General Corporation Law, or the Certificate of Incorporation or By-laws of the Company. The Guidelines are subject to modification from time to time by the Board of Directors.

                           Guidelines on Governance
                      (Revised as of September 29, 1998)

Operation of The Board; Meetings

  1. Chairman of the Board; Chief Executive Officer. The Board believes that, under normal circumstances, the Chief Executive Officer of the Company should also serve as the Chairman of the Board. However, given the current circumstances of the strategic combination of the Company and Dresser Industries, Inc. and the need to integrate the two companies' businesses, the Board believes it is in the best interests of the Company at the present time for the positions of Chief Executive Officer and Chairman of the Board to be split and for the office of Chairman of the Board to be held by the former Chairman and Chief Executive Officer of Dresser. The Chief Executive Officer is responsible to the Board for the overall management and functioning of the Company. The Chairman of the Board will preside at meetings of the Board of Directors and stockholders and have such other duties as may be prescribed, from time to time, by the Board of Directors.

  The Chairman of the Management Oversight Committee, which is composed of all of the outside Directors, will function as the lead director when such Committee meets in executive session outside the presence of the Chief Executive Officer and other Company personnel and will serve as the interface between that Committee and the Chief Executive Officer in communicating the matters discussed during the executive sessions.

  2. Executive Sessions of Outside Directors. The Management Oversight Committee is composed of all of the outside Directors and meets in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of its five regular meetings per year. In addition, any member of the Management Oversight Committee may request the Committee Chairman to call an executive session of such Committee at any time.

  Each December, the Management Oversight Committee will meet in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, such Committee takes into consideration the executive's performance in both qualitative and quantitative areas, such as: leadership and vision; integrity; keeping the Board informed on matters affecting the Company and its operating units; performance of the business (including such measurements as total shareholder return and achievement of financial objectives and goals); development and implementation of initiatives to provide long-term economic benefit to the Company; accomplishment of strategic objectives and development of management. The evaluation will be communicated to the Chief Executive Officer by the Chairman of the Management Oversight Committee and will be used by the Compensation Committee in the course of its deliberations when considering the Chief Executive Officer's compensation for the ensuing year.

  3. Regular Attendance of Non-Directors at Board Meetings. The Chief Financial Officer and the General Counsel will be present at all times during Board meetings, except where there is a specific reason for one or both of them to be excluded. In addition, the Chairman of the Board may invite one or more members of management to be in regular attendance at Board meetings and may include other officers and employees from time to time as appropriate to the circumstances.

  4. Frequency of Board Meetings. The Board has five regularly scheduled meetings per year. Special meetings are called as necessary. It is the responsibility of the Directors to attend the meetings.

  Long-term strategic and business plans will be reviewed annually at one of the Board's regularly scheduled meetings.

  5. Board Access to Senior Management. Directors have open access to the Company's management, subject to reasonable time constraints. In addition, senior management of the Company routinely attend Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. The Board encourages senior management to bring managers into Board or Committee meetings and other scheduled events who (a) can provide additional insight into matters being considered or (b) represent managers with future potential whom senior management believe should be given exposure to the members of the Board.

  6. Selection of Agenda Items for Board Meetings. The Chairman of the Board and the Chief Executive Officer jointly establish the agenda for each Board meeting, although other Board members are free to suggest items for inclusion on the agenda. Each Director is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

  7. Board/Committee Forward Agenda. A forward agenda of matters requiring recurring and focused attention by the Board and each Committee will be prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration.

  8. Information Flow; Pre-meeting Materials. In advance of each Board or Committee meeting, a proposed agenda will be distributed to each member. In addition, to the extent feasible or appropriate, information and data important to the members' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, will be distributed prior to the meeting. Directors also routinely receive monthly financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of the Company's business, performance and prospects.

Board Structure

  1. Majority of the Members of the Board Must Be Independent Directors. The Board believes that as a matter of policy a majority of the members of the Board should be independent Directors. A Director will be considered independent if he or she: (a) has not been employed by the Company or an affiliate in an executive capacity; (b) is not, and is not an employee of a company or firm that is, a significant* advisor or consultant to the Company or its affiliates; (c) is not an employee or beneficial owner of more than 10% of a significant* customer or supplier of the Company or its affiliates; (d) does not have a significant* personal services contract(s) with the Company or its affiliates;
(e) is not affiliated as an employee with a tax-exempt entity that receives significant contributions from the Company or its affiliates; (f) is not a spouse, parent, sibling or child of an officer or former officer of the Company or one of its affiliates; and (g) is not part of an interlocking directorate in which the Chief Executive Officer or another executive officer of the Company serves on the board of another corporation that employs the Director. (* "Significant" means a business relationship which would be required to be disclosed under SEC rules.)

  The definition of independence and compliance with the foregoing policy will be reviewed periodically by the Nominating and Corporate Governance Committee.

  Furthermore, the Board believes that employee Directors should number not more than two. While such number is not an absolute limitation, other than with respect to the Chief Executive Officer, who should at all times be a member of the Board, employee Directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

  2. Size of the Board. The Board currently has 14 members. The By-laws prescribe that the number of Directors will not be less than eight nor more than 20.

  3. Service of Former Chief Executive Officers and Other Former Employees on the Board. Employee Directors shall retire from the Board at the time of their retirement as an employee unless continued service as a Director is requested and approved by the Board.

  4. Annual Election of All Directors. As provided in the Company's By-laws, all Directors are elected annually.

  5. Board Membership Criteria. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

 .  Personal characteristics:

  . highest personal and professional ethics, integrity and values; . an inquiring and independent mind; and . practical wisdom and mature judgment.

 . Broad training and experience at the policy-making level in business, government, education or technology.

 . Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

 . Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

 . Commitment to serve on the Board over a period of several years to develop knowledge about the Company's principal operations.

 . Willingness to represent the best interests of all stockholders and objectively appraise management performance.

 . Involvement only in activities or interests that do not create a conflict with the Director's responsibilities to the Company and its stockholders.

  The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates.

  The Nominating and Corporate Governance Committee will evaluate the qualifications of each Director candidate against the foregoing criteria in connection with its recommendation to the Board concerning his or her nomination for election or reelection as a Director.

  6. Selection of Directors. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer and other Board members, is responsible for identifying and screening candidates for Board membership.

  7. Director Retirement. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, will review each Director's continuation on the Board annually in connection with its recommendation to the Board concerning his or her nomination for election or reelection as a Director.

  It is the policy of the Board that each non-employee Director shall retire from the Board immediately prior to the annual meeting of stockholders following his or her seventy-second birthday. Employee Directors shall retire at the time of their retirement from employment with the Company unless continued service as a Director is approved by the Board.

  8. Director Compensation Review. It is appropriate for senior management of the Company to report periodically to the Compensation Committee on the status of the Company's Director compensation practices in relation to other companies of comparable size and the Company's competitors.

  Changes in Director compensation, if any, should come upon the recommendation of the Compensation Committee, but with full discussion and concurrence by the Board.

  9. Conflicts of Interest. If an actual or potential conflict of interest develops because of a change in the business operations of the Company or a subsidiary, or in a Director's circumstances (for example, significant and ongoing competition between the Company and a business with which the Director is affiliated), the Director should report such matter immediately to the Chairman of the Board for evaluation. A significant conflict must be resolved or the Director should resign.

  If a Director has a personal interest in a matter before the Board, the Director shall disclose the interest to the full Board and excuse himself or herself from participation in the discussion and shall not vote on the matter.

Committees of the Board

  1. Number and Types of Committees. A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which he or she is appointed.

  The Board has established the following standing Committees: Management Oversight; Audit; Compensation; Nominating and Corporate Governance; and Health, Safety and Environment. Each Committee's charter is to be reviewed periodically by the Committee and the Board.

  2. Composition of Committees. It is the policy of the Board that only non-employee Directors serve on Board Committees.

  A Director who is part of an interlocking directorate (i.e. one in which the Chief Executive Officer or another executive officer of the Company serves on the board of another corporation that employs the Director) may not serve on the Compensation Committee. The composition of the Compensation Committee will be reviewed annually to ensure that each of its members meet the criteria set forth in applicable SEC and IRS rules and regulations.

  3. Assignment and Rotation of Committee Members. The Nominating and Corporate Governance Committee, with direct input from the Chief Executive Officer, recommends to the Board the membership of the various Committees and their Chairmen and the Board approves the Committee assignments. In making its recommendations to the Board, such Committee takes into consideration the need for continuity, subject matter expertise, tenure and the desires of individual Board members.

  4. Frequency and Length of Committee Meetings. The Board and Committee meeting schedule for each year is submitted and approved by the Board in advance. The number of regularly scheduled meetings per year are as follows:
Management Oversight--5; Audit--3; Compensation--3; Nominating and Corporate Governance--2; and Health, Safety and Environment--2. In addition, the Chairman of a Committee may call a special meeting at any time if deemed advisable. Accommodations will be made on a case by case basis should a Committee agenda require more time than initially scheduled.

  5. Committee Agendas; Reports to the Board. Appropriate members of management and staff will prepare draft agenda and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairman, will be reviewed and approved by such Chairman in advance of distribution to the other members of the Committee. A forward agenda of recurring topics to be discussed during the year will be prepared for each Committee and furnished to all Directors. Each Committee member is free to suggest items for inclusion on the agenda and to raise at any Committee meeting subjects that are not on the agenda for that meeting.

  Reports on each Committee meeting (other than Management Oversight Committee meetings) are made to the full Board. All Directors are furnished copies of each Committee's minutes.

Other Board Practices

  1. Director Orientation. It is the sense of the Board that an orientation program be developed for new Directors which will include comprehensive information about the Company's business and operations; general information about the Board and its Committees, including a summary of Director compensation and benefits; and a review of Director duties and responsibilities. Some of such topics will be included in a Director's handbook and others will be covered in meetings with key executives.

  2. Board Interaction With Institutional Investors and Other
Stakeholders. The Board believes that it is senior management's responsibility to speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with outside constituencies that are involved with the Company. In those instances, however, it is expected that Directors will do so only with the knowledge of senior management and, absent unusual circumstances, only at the request of senior management.

  3. Periodic Review of These Guidelines. The operation of the Board of Directors is a dynamic and evolving process. As such these Guidelines will be reviewed periodically by the Nominating and Corporate Governance Committee and any recommended revisions will be submitted to the full Board for action thereon.

          THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

  The Board of Directors of the Company has standing Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees. Each of the standing Committees is comprised entirely of outside Directors, none of whom is an employee or former employee of the Company. During the last fiscal year, the Board of Directors met on 9 occasions, the Audit Committee met on 3 occasions, the Compensation Committee met on 4 occasions, the Nominating and Corporate Governance Committee met on 2 occasions, the Health, Safety and Environment Committee met on 2 occasions, and the Management Oversight Committee met on 5 occasions. Except for Lawrence
S. Eagleburger, no member of the Board attended fewer than 75 percent of the aggregate number of meetings of the Board and the Committees on which he or she served during the last fiscal year.

Audit Committee

  The Audit Committee has, among other things, responsibility for recommending the appointment of independent auditors to the Board of Directors; reviewing the scope of the independent auditors' examination and the scope of activities of the internal audit department; reviewing the Company's financial policies and accounting systems and controls; and approving and ratifying the duties and compensation of the independent auditors, both with respect to audit and non-audit services. The Committee also reviews the Company's compliance with its Code of Business Conduct. The Committee meets separately from time to time with the independent auditors and with members of the internal audit staff, outside the presence of Company management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

  Duties of the Compensation Committee include developing and approving an overall executive compensation philosophy consistent with corporate objectives and stockholder interests; acting as a salary and promotion committee with respect to certain officers of the Company and its subsidiaries and affiliates; establishing annual performance criteria and reward schedules under the Company's Annual Performance Pay Plan and certifying the performance level achieved and reward payments at the end of each plan year; approving any other incentive or bonus plans applicable to certain officers of the Company's subsidiaries and affiliates; administering awards under the Company's 1993 Stock and Long-Term Incentive Plan and Senior Executives' Deferred Compensation Plan; approving agreements or arrangements relating to the terms of employment, continued employment or termination of employment for certain officers of the Company and its subsidiaries and affiliates; acting as a committee for administration of other forms of non-salary compensation; and reviewing periodically the Company's Director compensation practices and recommending to the Board any changes thereto.

Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee periodically reviews and updates the criteria for Board membership and evaluates the qualifications of each Director candidate against such criteria; assesses the appropriate mix of skills and characteristics required of Board members; identifies and screens candidates for Board membership; establishes procedures whereby individuals may be recommended by stockholders for consideration by the Committee as possible candidates for election to the Board; reviews annually each Director's continuation on the Board and recommends to the Board a slate of Director nominees for election at the Annual Meeting of Stockholders; recommends candidates to fill vacancies on the Board; reviews periodically the status of each Director to assure compliance with the Board's policy that at least a majority of Directors meet the Board's definition of "independent Director"; recommends members to serve on the standing

Committees of the Board and the Chairmen thereof; and reviews periodically the corporate governance guidelines adopted by the Board of Directors and recommends revisions thereto as deemed appropriate.

  The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Committee in care of the Vice President and Secretary at the address of the Company set forth on page 1 of this Proxy Statement. Stockholder nominations must be submitted prior to year end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desirous of serving, if elected.

  Nominations by stockholders may also be made at an Annual Meeting of Stockholders in the manner provided in the Company's By-laws. The By-laws provide that a stockholder of the Company entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Such nominations shall be made pursuant to written notice to the Secretary, which must be received at the principal executive offices of the Company not less than ninety (90) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person, and (iv) all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with the above-specified procedures.

Health, Safety and Environment Committee

  The Health, Safety and Environment Committee has responsibility for reviewing and assessing the Company's health, safety and environmental policies and practices and proposing modifications or additions thereto as needed; overseeing the communication and implementation of such policies throughout the Company; reviewing annually the health, safety and environmental performance of the Company's operating units and their compliance with applicable policies and legal requirements; and identifying, analyzing and advising the Board on health, safety and environmental trends and related emerging issues.

Management Oversight Committee

  The Management Oversight Committee has responsibility for evaluating the performance of the Chief Executive Officer of the Company; reviewing succession plans for senior management of the Company and its major operating units; evaluating management development programs and activities; and reviewing other internal matters of broad corporate significance.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee during 1998: Robert L. Crandall, W. R. Howell, Delano E. Lewis, C. J. Silas and Ray
L. Hunt (September 29-December 31, 1998), none of whom is an officer or former officer of the Company or its subsidiaries or had a relationship with the Company or its subsidiaries requiring director interlock or insider participation disclosure.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's primary mission is to enhance long-term shareholder value by providing a broad spectrum of high quality services and related products within the energy services, engineering and construction and equipment manufacturing business segments in which the Company operates. The Compensation Committee of Directors (the "Committee") believes that the Company's total compensation package for executives should be linked principally to increased shareholder value and to measures which drive shareholder value.

  The Committee has responsibility for overseeing the compensation program for the members of the Executive Committee of the Company (composed at the end of 1998 of the four most senior executive officers) and other senior officers of the Company and its business units.

Overall Executive Compensation Philosophy

  The overriding objective of the total compensation package for senior executives is to emphasize the enhancement of shareholder value. Beyond this, the Committee's priorities are to establish and maintain competitive executive compensation programs that enable the Company to attract, retain, and motivate the high caliber executives required for the success of the business. In determining what it deems to be appropriate types and amounts of compensation for executive officers, the Committee consults with outside compensation consultants and reviews independent compensation data.

  In the design and administration of executive compensation programs, the Committee refers to, but does not necessarily target, current market levels at the 50th percentile. In doing so, the Committee considers the competitive market data for two comparator groups: (i) specific peer companies within the energy services, engineering and construction and equipment manufacturing industries, and (ii) similarly sized companies within general industry which, in the Committee's opinion, provide the most comparable references for the Company's senior executive positions. Regression analysis is used in assessing all market data to mitigate the impact of company size on compensation levels.

  The Committee considers total compensation, as well as each component of the compensation package, in determining actual compensation levels. The total compensation package is expected in most instances to result in payments at market levels, given acceptable corporate and/or business unit performance, and above market levels, given outstanding performance.

  The Committee believes its objectives can be optimized by providing executives with a compensation package that consists of a cash base salary, a rewards-oriented compensation program aligned with shareholder value creation, stock-based awards and supplemental retirement benefits.

Compensation Considerations Related to the Dresser Merger

  Anticipating the increase in scope and responsibilities for executives who would become the management team for the Company after the merger with Dresser, the Committee sought outside compensation expertise to advise it on appropriate compensation packages for the new organization. The Committee considered the consultant's recommendations and concluded that the Company's current executive compensation philosophy, which resulted in the design of the existing executive compensation programs, would remain viable and competitive for the new organization, but that the comparable references for competitive market data would need to be changed to reflect a much larger company following the merger. For senior executive officers, a new set of general industry companies were selected as comparable on the basis of their size and their superior performance as measured by 5-year total shareholder return and 1- and 5-year return on capital. Senior officer positions within the Company's business units were compared to specific peer companies in the energy services, engineering and construction and equipment manufacturing industries.

Compensation Arrangement For Chief Executive Officer

  In 1995, the Company entered into an agreement with Mr. Cheney covering the terms of his employment by the Company. Mr. Cheney's employment agreement, which was approved by the Board of Directors and the Committee, provides for a total compensation package which reflects the Company's objectives of aligning significant compensation opportunity with the interests of stockholders and building executive stock ownership. Mr. Cheney's employment agreement with the Company is summarized beginning on page 23 of this Proxy Statement.

Base Salary

  Ordinarily, base salaries for the executive officers, including Mr. Cheney, are reviewed each December by the Committee. In 1998, executive officer base salaries were reviewed mid-year in anticipation of the Dresser Merger. Adjustments to base salaries for executive officers were made effective October 1, 1998, following the completion of the merger. In addition to considering market comparisons in making salary decisions, the Committee exercised discretion and judgment based on the following factors: the executive's level of responsibility in the new organization, experience in his/her role, and equity issues relating to pay for other Company executives, as well as external factors involving competitive positioning, projected overall corporate performance, and general economic conditions. No specific formula is applied to determine the weight of each factor.

  Mr. Cheney's base salary for 1998 was increased to $1.150 million beginning January 1, 1998. On October 1, 1998 Mr. Cheney's annual base salary was increased to $1.283 million to reflect expanded duties and responsibilities of the new organization. In determining Mr. Cheney's base salary, the Committee considered each of the above factors, although primary consideration was given to his individual contributions to the Company. The Committee's action increasing Mr. Cheney's base salary acknowledges his strong leadership in guiding the Company through a successful merger, positioning the Company for long term financial stability, and the successful undertaking of various initiatives to achieve the synergies of the combined organization and to better align the business units and reduce overhead costs.

Annual Performance Pay Plan

  As a means of strengthening the link between total cash compensation and the Company's performance, effective January 1, 1995, the Committee adopted an intermediate term reward-oriented program (the "Annual Performance Pay Plan") based on cash value added ("CVA"). CVA measures the difference between after tax cash income and a capital charge based upon the Company's weighted average cost of capital to determine the amount of value, in terms of cash flow, added to the business. CVA has been demonstrated to provide a close correlation to total shareholder return; therefore, incentive awards are closely linked to the improvement of shareholder value.

  At the beginning of each plan year, the Committee establishes a reward schedule which aligns given levels of CVA performance beyond a threshold level with reward opportunities, such that the level of achievement of annual CVA performance will determine the amount of incentive compensation payable to a participant. In order to maximize the link between the compensation earned under the Annual Performance Pay Plan and shareholder value creation and to focus executives' attention on a time frame longer than one year, only one-half of the bonus earned in the current year is paid in cash. The remaining one-half of the bonus is converted into Company Common Stock equivalents and paid in cash in annual installments in each of the next two years, each installment based on the then value of one-half the stock equivalents.

  Officers of the Company and its business units and certain senior managers were eligible to participate in the Annual Performance Pay Plan during 1998. In 1998, consolidated CVA performance did not meet the target level established by the Committee and, accordingly, Messrs. Cheney, Coleman, Jones, Lesar, and LeSuer earned no incentive award under the provisions of the Annual Performance Pay Plan. Messrs. Bradford and Vaughn did not participate in the Annual Performance Pay Plan during 1998, but rather in Dresser's annual incentive plan, which plan's 1998 performance goals were approved by Dresser's board prior to the Dresser Merger. The bonuses earned by Messrs. Bradford and Vaughn under the Dresser annual incentive plan are shown in the Summary Compensation Table.

  Special Bonus. In December 1998, the Committee authorized a special, one-time cash bonus to be paid to selected officers (including three of the executive officers listed in the Summary Compensation Table) and key employees whose hard work had been instrumental in bringing the Dresser Merger to its successful completion and whose future contributions will be required to realize the synergies of the combination. The special bonus amounts received by Messrs. Cheney, Lesar and Coleman are set forth in the Summary Compensation Table.

Stock-Based Compensation

  The 1993 Plan provides for a variety of cash and stock-based awards (including stock options, stock appreciation rights, and restricted stock, among others) which the Committee may, in its discretion, select in establishing individual long-term incentive awards or use as it deems appropriate in specific recruiting and hiring situations.

  Stock options were an important long-term incentive granted to executive officers in 1998. Stock options granted in 1998 are exercisable at the fair market value of the Company Common Stock on the date of grant and become exercisable during employment over a three-year period (one-third per year). Options, which have value only if the stock price appreciates following the date of grant, provide an excellent means for linking executives' interests directly to those of stockholders. Although a great number of executives' roles had been expanded at the advent of the merger with Dresser, the number of option shares awarded to individual executives in the December review was generally consistent with past practice.

  The Committee's determination of the number of option shares granted to executive officers, including the grants made to Mr. Cheney, was based on a subjective assessment of organizational roles and internal job relationships, and on references to competitive practices in long-term incentive opportunities for comparable positions within similarly sized, high-performing companies in general industry. An option for 100,000 shares was granted to Mr. Cheney in December 1998.

  In furtherance of the Committee's philosophy to tie shareholder value enhancement to compensation opportunities, it is a stated objective of the Committee to broaden the base of employee stock ownership throughout the Company. Accordingly, in December 1998, stock option grants of an aggregate 3,417,000 shares were made to approximately 3,000 managerial employees. The Committee's intention is to continue this process with additional grants in the future in order to drive stock option grants deeper into the organization.

  The Committee made use of restricted stock grants at the close of the merger in the fall of 1998 in order to tie executive management of the new organization closely to future Company financial performance. Seventeen officers received restricted stock grants totaling 367,500 shares. These awards recognized their expanded responsibilities and current and future contributions, as well as served to build their stock ownership in the Company. A restricted stock award of 50,000 shares was granted to Mr. Cheney in October 1998.

Senior Executives' Deferred Compensation Plan

  Under the terms of the Senior Executives' Deferred Compensation Plan (the "SEDC Plan"), which is used for the purpose of providing supplemental retirement benefits to senior executives, (i) mandatory additions to a participant's account are made to offset contributions to which each would have been entitled under the Company's qualified defined contribution plans if not for the limitation on contributions imposed under the Internal Revenue Code (commonly known as ERISA Offset Benefits), (ii) additions up to the amount of any remuneration which would otherwise exceed the deduction limit under Section 162(m) of the Internal Revenue Code may be allocated to a participant's account in lieu of the payment of such remuneration, and (iii) discretionary additions, in such amounts as the Committee may determine, are made to provide additional supplemental retirement benefits ("Supplemental Retirement Benefit"). Interest on active and retired participants' Supplemental Retirement Benefit accounts is accrued at the rate of five and ten percent per annum, respectively, while interest on the other two account balances accrues at the rate of ten percent per annum. No amounts may be received by a participant under the SEDC Plan prior to termination of such participant's employment.

  In making Supplemental Retirement Benefit contributions under the SEDC Plan, amounts are determined considering guidelines that include references to retirement benefits provided from other programs, compensation, length of service with the Company and as an officer, and years of service to normal retirement. There is no specific weighting of these factors. The Committee authorized a 1998 Supplemental Retirement Benefit addition for Mr. Cheney of $500,000, the minimum amount specified in his employment agreement.

Policy Regarding Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder generally disallow a federal income tax deduction by a public company for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent such compensation exceeds $1 million in any year, excluding certain performance-based compensation and compensation which is deferred.

  The Company's policy is to utilize available tax deductions whenever appropriate, and the Committee, when determining executive compensation programs, considers all relevant factors, including the tax deductions that may result from such compensation. Accordingly, the Company has attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent such is consistent with the intended objectives of the Committee's executive compensation philosophy.

  The 1993 Stock and Long-Term Incentive Plan (the "1993 Plan") was amended by the stockholders in 1996 to qualify stock options and stock appreciation rights granted thereunder as performance-based compensation under IRS rules. The Committee decided, however, not to make the necessary changes to qualify the Annual Performance Pay Plan (which was discussed above) for tax deductibility under Section 162(m) since to do so would have limited the Committee's flexibility in the administration of the Plan. The Committee believes that the best interests of the Company and its stockholders are served by its current executive compensation programs, which encourage and promote the Company's principal compensation objective, enhancement of shareholder value, and permit the Committee to exercise discretion in the design and implementation of compensation packages. Accordingly, the Company may from time to time pay compensation to its executive officers that may not be fully deductible. Because of the mandatory deferral provisions relating to payment of incentive compensation earned under the Annual Performance Pay Plan and the elective deferral by certain executive officers of portions of their salary and incentive compensation, the loss of deductibility for 1998 is not expected to be significant. The Committee will continue to review the Company's executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE OF
                                           DIRECTORS

                                          Robert L. Crandall
                                          W. R. Howell
                                          Ray L. Hunt*
                                          Delano E. Lewis
                                          C. J. Silas

--------
* During 1998, Mr. Hunt served on the Committee from September 29, 1998 through December 31, 1998.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph compares the Company's cumulative total stockholder return on its Common Stock for the five-year period ended December 31, 1998, with the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Energy Composite Index ("S&P Energy Composite") over the same period. This comparison assumes the investment of $100 on December 31, 1993 and the reinvestment of all dividends. On January 23, 1996, the Company distributed to stockholders all of the outstanding common stock of Highlands Insurance Group, Inc. as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in Company Common Stock. The stockholder return set forth on the chart below is not necessarily indicative of future performance.

                    Total Stockholders' Return--Five Years
 Assumes Investment of $100 on December 31, 1993 and Reinvestment of Dividends

                       [PERFORMANCE GRAPH APPEARS HERE]


                                        12-31-  12-31-  12-31-  12-31-
                               12-31-93   94      95      96      97    12-31-98
                               -------- ------- ------- ------- ------- --------
  Halliburton Company.........   $100   $107.27 $168.11 $212.64 $370.62 $214.62
  S&P 500.....................   $100   $101.32 $139.40 $171.40 $228.58 $293.91
  S&P Energy Composite........   $100   $103.84 $135.78 $170.78 $213.90 $215.05

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation             Long-Term Compensation
                               ---------------------------------- ------------------------------
                                                                         Awards         Payouts
                                                                  --------------------- --------
                                                                  Restricted Securities
                                                     Other Annual   Stock    Underlying   LTIP    All Other
   Name and Principal                       Bonus    Compensation   Awards    Options   Payouts  Compensation
        Position          Year Salary ($)   ($)(1)      ($)(2)      ($)(3)     (#)(4)    ($)(5)     ($)(6)
   ------------------     ---- ---------- ---------- ------------ ---------- ---------- -------- ------------
William E. Bradford(7)..  1998 $1,001,000 $1,672,708      --      $1,886,086   72,804   $462,194   $436,057
 Chairman of the Board
  of                      1997        N/A        N/A     N/A             N/A      N/A        N/A        N/A
 the Company              1996        N/A        N/A     N/A             N/A      N/A        N/A        N/A
Richard B. Cheney.......  1998  1,183,257  1,154,704      --       1,525,000  100,000        N/A    564,771
 Chief Executive Officer
  of                      1997  1,100,000  1,980,000      --               0  100,000        N/A    617,943
 the Company              1996  1,000,000  1,125,000      --               0  360,000        N/A    582,147
Lester L. Coleman.......  1998    412,506    225,000      --         469,375   25,000        N/A    173,581
 Executive Vice
  President               1997    390,000    390,000      --               0   20,000        N/A    127,193
 and General Counsel of   1996    390,000    202,500      --               0   74,000        N/A    130,232
 the Company
Dale P. Jones(7)........  1998    500,000          0      --               0        0        N/A    546,644
 Vice Chairman of the     1997    500,000    650,000      --               0   50,000        N/A     91,759
 Company                  1996    500,000    540,000      --               0  180,000        N/A    115,919
David J. Lesar..........  1998    693,255    534,955      --       1,525,000   65,000        N/A    308,524
 President and Chief      1997    500,000    650,000      --       3,868,750   60,000        N/A    187,553
 Operating Officer of
  the                     1996    391,875    540,000      --       1,120,000  110,000        N/A    134,866
 Company
Ken R. LeSuer(7)........  1998    500,000          0      --               0        0        N/A    696,333
 Vice Chairman of the     1997    475,000    617,500      --               0   50,000        N/A    302,604
 Company                  1996    425,000    540,000      --         591,250  160,000        N/A    190,233
Donald C. Vaughn(7).....  1998    614,417  1,085,000      --       1,668,155   18,037        N/A    173,569
 Vice Chairman of the     1997        N/A        N/A     N/A             N/A      N/A        N/A        N/A
 Company                  1996        N/A        N/A     N/A             N/A      N/A        N/A        N/A

--------
(1) The Compensation Committee approved a special one-time bonus for selected officers and key employees, including Messrs. Cheney, Coleman and Lesar. Messrs. Bradford and Vaughn received the bonuses earned under the Dresser incentive compensation plan which were approved prior to the Dresser Merger.
(2) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds.
(3) In 1996, Mr. Lesar had two awards of 20,000 shares each on which restrictions will lapse over a 10-year period and Mr. LeSuer was awarded 20,000 shares with restrictions lapsing over a 5-year period. In 1997, Mr. Lesar was awarded 100,000 shares with restrictions lapsing over a 10-year period. In 1998, Messrs. Bradford, Cheney and Vaughn were each awarded 50,000 shares with restrictions lapsing over 5 years; Mr. Lesar was granted 50,000 shares lapsing over 10 years; and Mr. Coleman was granted 15,000 shares lapsing over 10 years. In addition, during 1998, Messrs. Bradford and Vaughn were issued 8,861 and 3,513 restricted shares, respectively, pursuant to restricted incentive stock awards granted under Dresser's stock compensation plan. Restrictions on such shares lapsed on the Effective Date of the Dresser Merger. The total number and value of restricted shares held by each of the above individuals as of December 31, 1998 were as follows:

                                                             Total    Aggregate
                                                           Restricted   Market
      Name                                                   Shares     Value
      ----                                                 ---------- ----------
      Mr. Bradford........................................   50,000   $1,481,250
      Mr. Cheney..........................................  175,000    5,184,375
      Mr. Coleman.........................................   32,000      948,000
      Mr. Jones*..........................................        0            0
      Mr. Lesar...........................................  186,000    5,510,250
      Mr. LeSuer..........................................   19,900      589,538
      Mr. Vaughn..........................................   50,000    1,481,250

  * Restrictions lapsed on 29,800 shares with a market value of $826,245 due to retirement on October 2, 1998.
  Dividends are paid on the restricted shares.

(4) Solely as a result of a one-time change in the timing of option grants to senior executives, the named persons (other than Messrs. Bradford and Vaughn) received two grants in 1996.
(5) The Company does not have a long-term incentive program. Mr. Bradford received long-term incentive payouts in January 1998 and 1999 under Dresser's performance stock unit program.
(6) "All Other Compensation" includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 1998: (i) Company contributions to qualified defined contribution retirement plans for Mr. Bradford -- $1,156, Mr. Cheney -- $6,400, Mr. Coleman -- $6,400, Mr. Jones -- $6,400, Mr. Lesar -- $6,400, Mr. LeSuer --
    $6,400 and Mr. Vaughn -- $4,800; (ii) 401(k) plan matching contributions for Mr. Bradford -- $3,083, Mr. Cheney -- $3,200, Mr. Coleman -- $3,200, Mr.
    Jones -- $3,200, Mr. Lesar --$3,200, Mr. LeSuer -- $3,200 and Mr. Vaughn -- $6,400; (iii) ERISA limitation accruals for Mr. Bradford --$387,447, Mr. Cheney --$40,930, Mr. Coleman -- $10,100, Mr. Jones --$10,290, Mr. Lesar --
    $21,330, Mr. LeSuer -- $13,600 and Mr. Vaughn --$96,964; (iv) supplemental retirement plan contributions for Mr. Cheney -- $500,000, Mr. Coleman -- $133,000, Mr. Jones -- $500,000, Mr. Lesar -- $250,000 and Mr. LeSuer --
    $625,000; (v) above-market earnings on ERISA limitation account for Mr. Cheney -- $6,314, Mr. Coleman -- $3,984, Mr. Jones -- $6,500, Mr. Lesar --
    $2,638 and Mr. LeSuer -- $3,814; (vi) above-market earnings on amounts deferred under elective deferral plans for Mr. Bradford -- $23,650, Mr. Cheney -- $7,927, Mr. Coleman -- $16,897, Mr. Jones --$20,255, Mr. Lesar --
    $24,955, Mr. LeSuer -- $44,319 and Mr. Vaughn -- $13,960; and (vii) Company contributions to executive life insurance premiums for Mr. Bradford -- $20,721 and Mr. Vaughn -- $5,410. Mr. Vaughn was credited with earnings of $46,035 on his accrued balance under an unfunded plan provided by a subsidiary in lieu of normal pension benefits.
(7) Messrs. Bradford and Vaughn became executive officers of the Company on September 29, 1998. Messrs. Jones and LeSuer ceased to be executive officers on September 29, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      % of
                                      Total
                         Number of   Options                           Potential Realizable Value
                         Securities  Granted                           at Assumed Annual Rates of
                         Underlying    to                             Stock Price Appreciation for
  Individual Grants(1)    Options   Employees Exercise                       Option Term(2)
  --------------------    Granted   in Fiscal   Price      Expiration -------------------------------
          Name              (#)       Year    ($/Share)       Date         5%               10%
          ----           ---------- --------- ---------    ---------- -------------    --------------
William E. Bradford.....    24,268      .70   $36.8125      01/15/08  $     561,833    $    1,423,795
                            24,268      .70    38.8125      01/15/08        592,357         1,501,149
                            24,268      .70    40.8125      01/15/08        622,881         1,578,503
Richard B. Cheney.......   100,000     2.88    28.1250      12/02/08      1,768,766         4,482,401
Lester L. Coleman.......    25,000      .72    28.1250      12/02/08        442,192         1,120,600
Dale P. Jones...........       N/A
David J. Lesar..........    65,000     1.87    28.1250      12/02/08      1,149,698         2,913,560
Ken R. LeSuer...........       N/A
Donald C. Vaughn........     6,013      .17    36.8125      01/15/08        139,208           352,781
                             6,012      .17    38.8125      01/15/08        146,747           371,885
                             6,012      .17    40.8125      01/15/08        154,309           391,048
All Optionees........... 3,466,848   100.00    31.7079(3)     (3)        69,132,166       175,194,482
All Stockholders........       N/A      N/A        N/A        N/A     8,772,997,785(4) 22,232,498,860(4)

--------
(1) All options granted under the 1993 Plan are granted at the fair market value of the Common Stock on the grant date and generally expire ten years from the grant date. During employment options vest over a three year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date.
    Options for Messrs. Bradford and Vaughn were granted under the Dresser stock compensation plan and are shown at the exercise price and in the sequence they first become exercisable, respectively: July 15, 1998, January 15, 1999 and January 15, 2000. Messrs. Bradford's and Vaughn's option grants were made in three approximately equal installments. The exercise price of the first installment of each grant was the average high and low trading prices of Dresser's common stock on the date of grant and the exercise prices of the second and third installments are, respectively, $2 and $4 higher than that of the first installment. Such options were coupled with a total of 14,559 and 3,606 restricted incentive stock ("RIS") awards to Messrs. Bradford and Vaughn, respectively. Pursuant to the Dresser stock compensation plan, recipients of RIS awards will be issued, upon exercise of the related option while actively employed by the Company, one share of restricted stock for every five option shares exercised. Provided the related option shares are held on that date, restrictions on the restricted shares lapse on the third anniversary of the date of issue or, if earlier, upon termination of employment by reason of death, disability or approved retirement. If the related option shares are sold or otherwise transferred prior to lapse of restrictions, the restricted shares are forfeited.
(2) The assumed values result from certain prescribed rates of stock price appreciation. Values were calculated based on a 10-year exercise period for all grants. The actual value of the option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3) The exercise price shown is a weighted average of all options granted in 1998. Options expire on one or more of the following dates: January 15, 2008, February 2, 2008, March 19, 2008, June 2, 2008, June 4, 2008, June
    8, 2008, August 7, 2008, September 14, 2008, October 8, 2008 or December
    2, 2008.
(4) "All Stockholders" values are calculated using the weighted average exercise price for all options awarded in 1998, $31.7079, based on the outstanding shares of Common Stock on December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                  Number of Securities
                                                 Underlying Unexercised     Value of Unexercised
                           Shares                Options at Fiscal Year-   In-the-Money Options at
                          Acquired     Value          End (Shares)           Fiscal Year-End ($)
                         on Exercise  Realized  ------------------------- -------------------------
          Name               (#)        ($)     Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ---------- ----------- ------------- ----------- -------------
William E. Bradford.....   72,804    $1,430,438   189,714      391,561    $  689,023    $      0
Richard B. Cheney.......        0             0   673,334      286,666     3,823,334     324,166
Lester L. Coleman.......        0             0   128,001       62,999       872,793      74,457
Dale P. Jones...........        0             0   293,335       93,333     1,876,473      87,084
David J. Lesar..........        0             0   175,336      141,666       835,860     131,042
Ken R. LeSuer...........        0             0   276,335       86,665     2,024,648      86,664
Donald C. Vaughn........   18,037       342,534    87,683      189,124       590,595           0

                               RETIREMENT PLANS

  Executives of Halliburton Company are participating or have participated in several defined benefit pension plans of the Company. Messrs. Cheney, Coleman, Jones, Lesar and LeSuer were covered by the Halliburton Retirement Plan (the "Floor Plan"). Messrs. Bradford and Vaughn are covered by the Dresser Supplemental Executive Retirement Plan which is a non-qualified plan and by certain frozen defined benefit plans that were sponsored by Dresser or its subsidiaries.

  The purpose of the Halliburton Floor Plan was to provide a floor for retirement benefits provided under the Halliburton Profit Sharing and Savings Plan (the "Halliburton Profit Sharing Plan"). Effective as of December 31, 1996, benefit accruals under the Floor Plan ceased for all employees except those age 55 or over ("Grandfathered Employees"). The portion of the Floor Plan attributable to employees other than Grandfathered Employees terminated effective February 28, 1997 and all accrued benefits payable to participants were distributed in 1998.

  The Halliburton Profit Sharing Plan is intended to be the primary plan to provide retirement benefits to participating employees. The Company makes annual contributions from profits to the Halliburton Profit Sharing Plan. Such contributions may not be less than 10% of profits, as defined in the Plan (reduced by certain retirement plan expenses), except that such contributions may not exceed the maximum amount deductible under Section 404 of the Internal Revenue Code and may not be less than 4% of participating employees' compensation. It is not possible to estimate the amount of benefits payable at retirement under the Halliburton Profit Sharing Plan to Messrs. Cheney, Coleman and Lesar because of some or all of the following: (i) amounts contributed in the future will be contingent on future profits, (ii) earnings on trust fund assets will vary, (iii) trust fund assets may appreciate or depreciate in value, (iv) the compensation of the individual may vary, (v) age at date of retirement may vary, and (vi) the Plan may be changed or discontinued. Messrs. Jones and LeSuer retired from the Company in October 1998 and January 1999, respectively. Messrs. Bradford and Vaughn did not participate in the Halliburton Profit Sharing Plan during 1998.

  The Floor Plan is a qualified defined benefit pension plan established as of January 1, 1991 as a floor plan integrated with the Halliburton Profit Sharing Plan to provide an adequate level of retirement benefits for employees. Prior to January 1, 1997, the terms of the Floor Plan provided for a monthly pension payment equal to the following amount: (i) 1 1/3% of an employee's average monthly base compensation (computed over the highest three calendar year period) multiplied by such employee's years of accrual service after January 1, 1990; minus (ii) a pension which is the actuarial equivalent of the participant's eligible profit sharing accounts (excluding any employer and employee contributions under the employee savings portion of the program) accumulated since January 1, 1990 under the Halliburton Profit Sharing Plan. The offset for the Halliburton Profit Sharing Plan was based upon the 1984 Unisex Pension Mortality Table and an 8 1/2% interest assumption. As a result of the termination of the Floor Plan as to employees other than Grandfathered Employees, such employees received a distribution of such Floor Plan benefit, if any, in 1998. The Floor Plan will continue for Grandfathered Employees under the same formula as in effect prior to 1997 except that a Grandfathered Employee's Floor Plan benefit will never be less than the value of the benefit determined as of January 1, 1997 increased with interest. The benefit distributed to Messrs. Lesar and Coleman was $0. The value of the grandfathered Floor Plan benefits calculated as of December 31, 1998 for Mr. Cheney is $0. The benefits for Mr. Cheney have been computed on the assumptions that (i) payments will be paid in the form of a life annuity, (ii) employment will continue until normal retirement at age 65, (iii) levels of creditable compensation will remain constant, and (iv) offsetable defined contribution allocations will average 7% of pay per year or more. Mr. Jones has elected to take a lump sum retirement benefit of $115,917. Mr. LeSuer can elect either a life annuity of $822 per month or a lump sum equal to $116,658.

  For Messrs. Bradford and Vaughn, the estimated total annual retirement benefits payable under defined pension plans are set forth below:

Pension Plan Table

                                         Years of Service
              ----------------------------------------------------------------------
Remuneration     5        10       15        20         25         30         35
------------  -------- -------- -------- ---------- ---------- ---------- ----------
 $1,000,000   $100,000 $200,000 $300,000 $  400,000 $  500,000 $  600,000 $  600,000
  1,150,000    115,000  230,000  345,000    460,000    575,000    690,000    690,000
  1,300,000    130,000  260,000  390,000    520,000    650,000    780,000    780,000
  1,450,000    145,000  290,000  435,000    580,000    725,000    870,000    870,000
  1,600,000    160,000  320,000  480,000    640,000    800,000    960,000    960,000
  1,800,000    180,000  360,000  540,000    720,000    900,000  1,080,000  1,080,000
  2,000,000    200,000  400,000  600,000    800,000  1,000,000  1,200,000  1,200,000
  2,200,000    220,000  440,000  660,000    880,000  1,100,000  1,320,000  1,320,000
  2,400,000    240,000  480,000  720,000    960,000  1,200,000  1,440,000  1,440,000
  2,600,000    260,000  520,000  780,000  1,040,000  1,300,000  1,560,000  1,560,000
  2,800,000    280,000  560,000  840,000  1,120,000  1,400,000  1,680,000  1,680,000
  3,000,000    300,000  600,000  900,000  1,200,000  1,500,000  1,800,000  1,800,000
  3,200,000    320,000  640,000  960,000  1,280,000  1,600,000  1,920,000  1,920,000

  The gross amounts represented above include sums accrued under qualified and non-qualified defined benefit plans. However, amounts credited to qualified and non-qualified defined contribution plans will be paid from those plans and thus represent deductions to the above gross amounts. Likewise, "pension benefit equivalents" credited under Dresser's deferred compensation plan also represent deductions. The benefit payable to Mr. Bradford is subject to a special minimum calculation but, at this time, it is not anticipated that the minimum will apply.

  The compensation used to determine pension benefits for Messrs. Bradford and Vaughn is within 10% of the aggregate amounts shown in the salary and bonus columns of the Summary Compensation Table. Years of credited service as of December 31, 1998 used in determining benefits for these individuals are as follows: Mr. Bradford, 35.42 years and Mr. Vaughn, 3.12 years. Benefits are computed as straight-life annuity amounts which may be paid in various forms.

  In addition to the benefits described above for Mr. Vaughn, he is due an additional $84,792 per year at age 65 from the defined benefit pension plan of a Company subsidiary. This plan benefit is substantially frozen and does not reflect future pay or service. The benefit is stated as a straight-life annuity, but various other optional forms are available.

            EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

  Mr. Cheney entered into an employment agreement with the Company effective August 10, 1995, which provided for his employment as Chairman of the Board and Chief Executive Officer of the Company until September 30, 2003. (As of the Effective Date of the Dresser Merger, and with Mr. Cheney's full concurrence, Mr. Bradford was elected to succeed Mr. Cheney as Chairman of the Board and Mr. Cheney retained his position as Chief Executive Officer.) Under the agreement Mr. Cheney's cash compensation was specified for two periods, the first being for the period from August 10, 1995 to December 31, 1995 and the second, for the period beginning on January 1, 1996 and ending September 30, 2003. During the first period, Mr. Cheney received a salary, in the aggregate, of $250,000; a bonus of $150,000, in lieu of participation in the Company's Annual Performance Pay Plan; and a Supplemental Retirement Benefit contribution of $125,000 under the SEDC Plan. During the second period, the agreement provides that Mr. Cheney will receive an annual salary of not less than $1,000,000; will participate in the Company's Annual Performance Pay Plan beginning with the 1996 plan year; and will receive a Supplemental Retirement Benefit contribution under the SEDC Plan of at least $500,000 annually. Also, pursuant to the terms of the agreement, on August 10, 1995 Mr. Cheney was granted a non-qualified stock option to purchase up to 400,000 shares of the Company's Common Stock at $21.00 per share (the fair market value on such date) and effective October 1, 1995 he was awarded 200,000 shares of Common

Stock subject to restrictions. (The foregoing share amounts and exercise price have been adjusted to reflect the 2-for-1 stock split in 1997.) Both the stock option grant and the restricted stock award were made under the 1993 Plan. The employment agreement also provided for the Company to reimburse Mr. Cheney for expenses associated with his relocation to Dallas.

  Under the terms of his employment agreement, in the event of Mr. Cheney's termination for any reason other than his voluntary termination (as defined in the agreement), death, disability or his termination by the Company for cause, the Company is obligated to pay Mr. Cheney a severance payment consisting of a lump sum cash payment equal to the value of any restricted shares that were granted pursuant to the terms of the agreement and are forfeited because of such termination of employment plus the lesser of (i) 150 percent of the base salary that he would have received between the date of such termination of employment and the end of the term of the agreement, or (ii) $3 million. Mr. Cheney's continuing obligations to the Company after termination, including non-competition obligations, are consideration for any severance payment that may be made thereunder.

  Mr. Lesar entered into an employment agreement with the Company as of August 1, 1995 providing for his employment as Executive Vice President and Chief Financial Officer of the Company. The agreement also provides that, while Mr. Lesar is employed by the Company, management will recommend to the Compensation Committee (i) annual supplemental retirement benefit allocations under the SEDC Plan, and (ii) annual grants of stock options under the 1993 Plan. Such recommendations are to be consistent with the criteria utilized by the Compensation Committee for similarly situated executives.

  Under the terms of his employment agreement, in the event Mr. Lesar is involuntarily terminated by the Company for any reason other than termination for cause (as defined in the agreement), the Company is obligated to pay Mr. Lesar a severance payment equal to (i) the value of any restricted shares granted under the 1993 Plan and that are forfeited because of such termination, and (ii) five times his annual base salary.

  In addition, pursuant to the Agreement and Plan of Merger, dated as of February 25, 1998 (the "Merger Agreement") relating to the Dresser Merger, the Company entered into employment agreements with Messrs. Bradford and Vaughn which became effective upon the Effective Date of the Dresser Merger.
Mr. Bradford became Chairman of the Company's Board of Directors and Mr. Vaughn became Vice Chairman of the Company. Each of Messrs. Bradford and Vaughn were also appointed to serve on the Company's Executive Committee along with Messrs. Cheney and Lesar.

  The employment agreements provide that Mr. Bradford will serve as Chairman of the Board and that Mr. Vaughn will serve as Vice Chairman of the Company. The employment agreements further provide for (i) terms that commence at the Effective Date and end, in the case of Mr. Bradford, on January 31, 2000 and, in the case of Mr. Vaughn, on March 31, 2001, (ii) base salaries of $925,000 and $600,000 for Messrs. Bradford and Vaughn, respectively, (iii) payment to each of the bonus earned by such individual under the Dresser 1998 Executive Incentive Compensation Plan for the fiscal year ending October 31, 1998, as well as a bonus calculated in the same manner as provided in such plan for the two months ended December 31, 1998, (iv) participation by each in the Halliburton Annual Performance Pay Plan commencing on January 1, 1999, subject to a minimum equal to the average annual amount earned during fiscal years 1997 and 1998 under Dresser's incentive compensation plan, (v) participation by each in the 1993 Plan, (vi) continued participation by each in Dresser's Supplemental Executive Retirement Plan (to be adopted by the Company) and
(vii) participation by each in those other employee benefit plans made generally available to executive employees of the Company. In addition, the Company has in the employment agreements affirmed its obligations under the Merger Agreement with respect to the Dresser employee benefit plans and, as a consequence, the Company assumed the stock options held by Messrs. Bradford and Vaughn and it honored the participation by each in the Dresser Deferred Compensation Plan, the Dresser Performance Stock Unit Program, the Dresser Executive Life Insurance Program, the Dresser Supplemental Executive Retirement Plan, the Dresser Retirement Plan (in the case of Mr. Bradford) and the M. W. Kellogg retirement plans (in the case of Mr. Vaughn) and the Dresser Retiree Medical Benefit Plan. Under the employment agreements, each executive will continue to receive all compensation and benefits provided thereunder if his employment is terminated for any reason other than death, a "voluntary termination" or for "cause" (as such terms are defined therein); if, however, such executive's employment is terminated through death, "voluntary termination" or "cause", he will be entitled to receive his base salary pro rated through the date of termination, individual bonuses and individual incentive compensation payable for prior years (but not for the year of such termination) and benefits payable pursuant to the terms of Dresser's and the Company's employee benefit plans (including any stock, stock option, incentive compensation and deferred compensation plans). Each executive is obligated under the employment agreement to refrain from competing with the Company for one year after termination of employment.

  Mr. Coleman entered into an employment agreement with the Company effective September 29, 1998, providing for his employment as Executive Vice President and General Counsel of the Company. The employment agreement further provides that Mr. Coleman will receive an annual base salary of not less than $450,000 and will participate in the Company's Annual Performance Pay Plan. Also, pursuant to the agreement, Mr. Coleman was granted an award under the 1993 Plan of 15,000 shares of Common Stock subject to restrictions.

  Under the terms of his employment agreement, in the event of Mr. Coleman's termination for any reason other than his voluntary termination (as defined in the agreement), death, permanent disability, retirement (either at or after age 65 or voluntarily at his election prior to such age), or his termination by the Company for cause (as defined in the agreement), the Company is obligated to pay Mr. Coleman a severance payment consisting of a lump sum cash payment equal to (i) the value of any restricted shares that were forfeited because of such termination; (ii) two years' base salary and (iii) any unpaid bonus earned in prior years. In addition, Mr. Coleman will also be entitled to receive any bonus payable for the year in which his employment is terminated determined as if he had remained employed for the full year.

Arrangements Relating to Executive Officer Retirements

  Mr. Jones retired as Vice Chairman of the Company on October 2, 1998 and resigned as a member of the Company's Board of Directors and the Executive Committee on September 29, 1998, the Effective Date of the Dresser Merger, after more than 33 years of service. On September 29, 1998, the Company and Mr. Jones entered into an agreement relating to the terms of his early retirement and consulting services to be performed following his retirement. In connection with Mr. Jones' early retirement, the Company agreed to make a supplemental retirement benefit contribution in the amount set forth in footnote (6) to the Summary Compensation Table. Further, Mr. Jones agreed to provide consulting services from the period beginning October 2, 1998 through September 30, 2000 and to forbear, during such period, from certain activities detrimental to the Company. In consideration of the foregoing, the Company agreed to pay Mr. Jones consulting fees of $20,834 per month until September 30, 2000 and a monthly allowance of $1,750 for office space and secretarial support over the same period. In addition, as a result of Mr. Jones' retirement, restrictions lapsed on 29,800 shares of Common Stock awarded under the Career Executive Incentive Stock Plan (the "Career Plan") and the 1993 Plan. The fair market value of such shares on October 2, 1998 was $826,245.

  On September 29, 1998, the Effective Date of the Dresser Merger, Mr. LeSuer resigned as Vice Chairman of the Company and as a member of the Executive Committee of the Company. He subsequently took early retirement from the Company on January 1, 1999 after almost 40 years of service. On September 29, 1998, the Company and Mr. LeSuer entered into an agreement relating to the terms of his continued employment until January 1, 1999 and consulting services to be performed following his retirement. In consideration of his continued employment through January 1, 1999, the Company agreed to continue his salary at the current rate and to make a supplemental retirement benefit contribution in the amount set forth in footnote (6) to the Summary Compensation Table. In addition, Mr. LeSuer agreed to provide consulting services from the period beginning January 2, 1999 through December 31, 2000 and to forbear, during such period, from certain activities detrimental to the Company. In consideration thereof, the Company agreed to pay Mr. LeSuer consulting fees of $20,834 per month until December 31, 2000 and a monthly allowance of $1,750 for office space and secretarial support over the same period. As a result of Mr. LeSuer's retirement, restrictions lapsed on 19,900 shares of Common Stock under the Career Plan and the 1993 Plan. The fair market value of such shares on January 1, 1999 was $589,660.

Change-In-Control Arrangements

  Pursuant to the 1993 Plan, in the event of a change-in-control:

  A. The Compensation Committee, acting in its sole discretion, will act to effect one or more of the following alternatives with respect to outstanding stock options: (i) accelerate the time at which options may be exercised; (ii) cancel the options and pay the Optionees the excess of the per share value offered to stockholders in the change-in-control transaction over the exercise price(s) of the shares subject to options; (iii) make adjustments to the options as deemed appropriate to reflect the change-in-control; or (iv) convert the options to rights to purchase a proportionate amount of shares of stock or other securities or property paid to stockholders in the change-in-control transaction.

  B. The Compensation Committee may, with respect to outstanding restricted stock, provide for full vesting of all shares of restricted stock and termination of all restrictions applicable thereto.

  Pursuant to the Career Plan, the Compensation Committee may, in the event of a tender offer for all or a part of the Company's Common Stock, accelerate the lapse of restrictions on any or all shares on which restrictions have not theretofore lapsed.

  Under the Annual Performance Pay Plan, in the event of a change-in-control, a participant will be entitled to an immediate cash payment equal to the maximum amount he or she would have been entitled to for such year prorated through the date of the change-in-control and all deferred amounts earned in prior years shall be paid in cash immediately.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dresser has outstanding approximately $6.1 million in letters of credit under a bank facility which was established in connection with certain insurance relationships of NL Industries, Inc. ("NL"), of which Mr. Martin is a director and executive officer. NL is obligated to indemnify Dresser for any losses or expenses in respect of these letters of credit.

      DIRECTORS' COMPENSATION, RESTRICTED STOCK PLAN AND RETIREMENT PLAN

 Directors' Fees and Deferred Compensation Plan

  All non-employee Directors of the Company receive an annual fee of $30,000 and an attendance fee of $2,000 for each meeting of the Board of Directors. Such Directors also receive an attendance fee of $2,000 per meeting for Committee service. The Chairmen of the Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees each receive an additional $2,000 annually for service in such capacities. Under the Company's Directors' Deferred Compensation Plan, Directors are permitted to defer their fees, or a portion thereof, until after they cease to be a Director of the Company. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into Company Common Stock equivalents. Distribution will be made in cash either in a lump sum or in annual installments over a 5- or 10-year period, as determined by the committee appointed to administer the Plan in its discretion. Ms. Armstrong and Messrs. Crandall, DiBona, Eagleburger, Hunt, Precourt and Stegemeier have elected to participate in the Plan.

 Directors' Restricted Stock Plan

  Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors ("Directors' Restricted Stock Plan"), which was approved by the stockholders at the 1993 Annual Meeting, each non-employee Director receives an annual award of 400 restricted shares of Common Stock as a part of his or her compensation. The awards are in addition to the Directors' annual retainer and attendance fees and to amounts that would be payable under the Directors' Retirement Plan, described below. Shares awarded under the Directors' Restricted Stock Plan may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions will be removed following termination of Board service under certain circumstances, which include, among others, death or disability, retirement pursuant to the Company's mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote and to receive dividends with respect to the restricted shares. Any shares which, pursuant to such Plan's provisions, remain restricted following termination of service will be forfeited.

 Directors' Retirement Plan

  Under the terms of the Retirement Plan for Directors of the Company ("Directors' Retirement Plan"), a non-employee Director participant upon the benefit commencement date (the later of a participant's termination date or attainment of age 65) will receive an annual benefit equal to the last annual retainer for such participant for a period of years equal to such participant's years of service on his or her termination date; provided that a minimum benefit payment period for each participant is 5 years. Non-employee Directors become participants in the Directors' Retirement Plan upon the completion of three years of service, as defined in such Plan. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the Plan are: Ms. Armstrong--22, Lord Clitheroe--12, Mr. Crandall--14, Mr. Howell--8, Mr. Lewis--3, Mr. Silas-- 6 and Mr. Stegemeier--5. Assets of the Company are transferred to Chase Bank of Texas, as Trustee, to be held pursuant to the terms of an irrevocable grantor trust to aid the Company in meeting its obligations under the Directors' Retirement Plan. The corpus and income of the trust are treated as assets and income of the Company for federal income tax purposes and are subject to the claims of general creditors of the Company to the extent provided therein.

            PROPOSAL FOR RATIFICATION OF THE SELECTION OF AUDITORS

                                   (Item 2)

  Arthur Andersen LLP has examined the financial statements of the Company since 1946. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the Company of that firm as independent accountants to examine the financial statements and the books and records of the Company for the year ending December 31, 1999. Such appointment was made upon the recommendation of the Audit Committee. The Company has been advised by Arthur Andersen LLP that neither the firm nor any member thereof has any direct financial interest or any material indirect interest in the Company and, during at least the past three years, neither such firm nor any member thereof has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.

  Representatives of such firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

  The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

  The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of the Company for the year 1999.

                             COST OF SOLICITATION

  Officers and other employees of the Company may solicit proxies personally, by telephone, facsimile or other electronic communications, from some stockholders if proxies are not received promptly. The Company will reimburse banks, brokers or other persons holding Company Common Stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. All expenses of solicitation of proxies will be borne by the Company. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 1999 Annual Meeting of Stockholders at a fee of $11,000 plus reasonable expenses.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the 2000 Annual Meeting, it must be received by the Secretary of the Company (3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201-3391) not later than November 26, 1999 and must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting. The 2000 Annual Meeting of Stockholders will be held May 16, 2000.

                                OTHER BUSINESS

  The Company's By-laws provide that in addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than ninety (90) days prior to the anniversary date of the immediately preceding stockholders meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting
(i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, (iv) a representation that the stockholder or a qualified representative of the stockholder intends to appear in person to bring the proposed business before the Annual Meeting, and (v) any material interest of the stockholder in such business. This requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with such procedures.

  The management of the Company is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. If any other matters should properly come before the meeting, however, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                              By Authority of the Board of
                                                        Directors,

                                                   /s/ SUSAN S. KEITH
                                                     Susan S. Keith
                                              Vice President and Secretary

March 25, 1999

PROXY

                              HALLIBURTON COMPANY

                 Proxy for 1999 Annual Meeting of Stockholders
          This Proxy is solicited on behalf of the Board of Directors

      The undersigned hereby appoints W.E. Bradford, R.B. Cheney and S.S. Keith, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held in the Horchow Auditorium of the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas, on Tuesday, May 18, 1999, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 25, 1999, is acknowledged.


                 (Continued and to be signed on reverse side)


                            [FOLD AND DETACH HERE]

To vote in accordance with the Board of Directors' recommendations just sign below; no boxes need to be checked. The Board of Directors Recommends a Vote FOR Items 1 and 2.


Please mark
your votes as
indicated in         X
this example



Item 1--Election of Directors

   FOR all nominees                              WITHHOLD
  listed to the right                            AUTHORITY
(except as marked to the                 to vote for all nominees
contrary)                                   listed to the right

(Instruction: To withhold authority to vote for an individual nominee write that nominee's name on the space provided below)

Nominees: 01 Anne L. Armstrong, 02 W.E. Bradford, 03 R.B. Cheney, 04 Lord Clitheroe, 05 R.L. Crandall, 06 C.J. DiBona, 07 L.S. Eagleburger, 08 W.R. Howell, 09 R.L. Hunt, 10 D.E. Lewis, 11 J.L. Martin, 12 J.A. Precourt, 13 C.J. Silas and 14 R.J. Stegemeier.

--------------------------------------------------------------------------------


Item 2--Proposal for ratification of selection of independent public accountants for the Company for 1999.

   FOR   AGAINST   ABSTAIN
   [_]     [_]       [_]


Item 3--In their discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1 and FOR the Proposal set forth in Item 2.


I PLAN TO ATTEND THE MEETING


Signature__________________________ Signature__________________________ Date____
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            [FOLD AND DETACH HERE]

                               VOTE BY TELEPHONE
                         QUICK *** EASY *** IMMEDIATE

           YOUR VOTE IS IMPORTANT!--YOU CAN VOTE IN ONE OF TWO WAYS:
 1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone
                          24 hours a day-7days a week
   There is NO CHARGE to you for this call. - Have your proxy card in hand.
     You will be asked to enter a Control Number, which is located in the box in the  lower right hand corner of this form
--------------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1
--------------------------------------------------------------------------------
                   When asked, please confirm by Pressing 1.
--------------------------------------------------------------------------------
OPTION 2: If you choose to vote on each Proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------
          Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

          Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                   When asked, please confirm by Pressing 1.

                                      or
                                      --

2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

         NOTE: if you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                             THANK YOU FOR VOTING.